Exhibit 19.1

Vendome Acquisition Corporation I

Statement of Policy Concerning Trading in Company Securities

Adopted July 1, 2025

TABLE OF CONTENTS

Page No.

I.	SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES		1

II.	THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES		1

	A.	General Rule	1

	B.	Who Does the Policy Apply To?	2

	C.	Other Companies’ Securities	3

	D.	Hedging and Derivatives	3

	E.	Pledging of Securities, Margin Accounts	3

	F.	General Guidelines	4

	G.	Applicability of U.S. Securities Laws to International Transactions	4

III.	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS		8

	A.	Public Resales – Rule 144	8

	B.	Private Resales	10

	C.	Underwriter Lock-Up Agreements	10

	D.	Restrictions on Purchases of Company Securities	10

	E.	Disgorgement of Profits on Short-Swing Transactions – Section 16(b)	10

	F.	Prohibition of Short Sales	11

	G.	Filing Requirements	12

i

I.	SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES

It is Vendome Acquisition Corporation I’s and its subsidiaries’ (collectively, the “Company”) policy that it will, without exception, comply with all applicable laws and regulations in conducting its business.  Each employee and each director is expected to abide by this policy.  When carrying out Company business, employees and directors must avoid any activity that violates applicable laws or regulations.  In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities.  Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

II.	THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

A.          General Rule.

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public.  U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees and directors should pay particularly close attention to the laws against trading on “inside” information.  These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company.  For example, if an employee or a director of a company knows material non-public financial information, that employee or director is prohibited from buying or selling shares in the company until the information has been disclosed to the public.  This is because the employee or director knows information that will probably cause the share price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have.  In fact, it is more than unfair; it is considered to be fraudulent and illegal.  Civil and criminal penalties for this kind of activity are severe. For the purposes of this policy, the term “trade” includes any transaction in the Company securities, including gifts and pledges.

The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information.  Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.  It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis.  Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”).  In that case, they may both be held liable.

For the purposes of this policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information. For purposes of this policy, if such public disclosure occurs on a trading day before the markets close, then that day shall be considered the first trading day. If such public disclosure occurs after the markets close on a trading day, then the date of public disclosure shall not be considered the first trading day following the date of public disclosure.

The U.S. Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading.  A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions.  In addition, punitive damages may be imposed under applicable state laws.  Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States.  Controlling persons include directors, officers, and supervisors.  These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it.  It is an asset of the Company.  For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests.  More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company.

Any employee who is unsure whether the information that they possess is material or nonpublic must consult the Company’s Chief Executive Officer for guidance before trading in any Company securities.

B.          Who Does the Policy Apply To?

The prohibition against trading on inside information applies to directors, officers, employees, their family members and affiliates and to all other people who gain access to that information.  The prohibition applies to both domestic and international employees of the Company and its subsidiaries.  Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees (the “Window Group”) to additional restrictions on trading in Company securities.  The restrictions for the Window Group are discussed in Section II.F below.  In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

Every director, officer and employee of the Company has the individual responsibility and must take appropriate measures to cause such person’s family members to comply with this policy regardless of whether a transaction is executed outside a blackout period or is pre-cleared by the Company’s Chief Executive Officer. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each director, officer and employee of the Company in connection with any transaction in the Company’s securities. Employees, officers and directors of the Company are responsible for ensuring compliance with this policy by their family members.

For purposes of this policy, “family members” include immediate family, people who live with you or are financially dependent on you and include family members who live elsewhere but whose transactions in securities are directed by you or are subject to your influence or control. For purposes of this policy, an “officer” means an “officer” as defined under Rule 16a-1(f) under the Exchange Act.

C.          Other Companies’ Securities.

Employees and directors who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell securities in such companies until the information becomes public.  Employees and directors should not give tips about such securities.

D.          Hedging and Derivatives.

Employees and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. Any such transaction is, in effect, a bet on the short-term movement of the Company’s stock, creates the appearance of trading based on inside information and may focus attention on short-term performance at the expense of the Company’s long-term objectives.

Trading in options or other derivatives is generally highly speculative and very risky.  People who buy options are betting that the share price will move rapidly.  For that reason, when a person trades in options in his or her employer’s securities, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event.  It is difficult for an employee or director to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading by one or more employees or directors of the Company prior to an announcement, they would investigate.  Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved.  For all of these reasons, the Company prohibits its employees and directors from trading in options or other derivative securities involving the Company’s securities.  This policy does not pertain to employee share options granted by the Company.  Employee share options cannot be traded.

E.          Pledging of Securities, Margin Accounts.

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions.  For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call.  Because such a sale may occur at a time when an employee or a director has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees and directors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

F.          Standing Orders.

Standing orders should be used only for a very brief period of time. A standing order placed with a broker or other nominee to sell or purchase stock at a specified price leaves an employee, officer or director of the Company with no control over the timing of the transaction. A standing order transaction executed by the broker or other nominee when such employee, officer or director of the Company is aware of material nonpublic information may result in unlawful insider trading.

G.          Gifts

Because charitable and other nonprofit organizations may sell securities given to them very soon after receiving them, and because there is also the potential for manipulation (or perceived manipulation) by the donor to gain a larger tax deduction by donating securities before the release of material negative news, charitable gifts may not be made at a time when the donor is aware of material nonpublic information.

H.          General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.          Nondisclosure.  Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it.

Only designated company spokespersons are authorized to disclose material nonpublic information. U.S. federal securities laws prohibit the Company from selectively disclosing material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries about the Company should be directed to our Chief Executive Officer. Additionally, the Company’s legal advisors will be involved in handling legal matters that may involve certain disclosures.

2.          Trading in Company Securities.  No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, or otherwise engage in any action to take personal advantage of that information, in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public.  It is important to avoid the appearance, as well as the fact, of trading based on material nonpublic information. This includes orders for purchases and sales of shares and convertible securities.  The exercise of employee share options is not subject to this policy.  However, shares that were acquired upon exercise of a share option will be treated like any other shares and may not be sold by an employee who is in possession of material inside information.  Any employee or director who possesses material inside information should wait until the start of the third business day after the information has been publicly released before trading.

Each person subject to this policy may, from time to time, have to forego a proposed transaction, even if they planned to make the transaction before learning material nonpublic information and even if they may suffer economic loss or forego anticipated profit by waiting.

3.          Avoid Speculation.  Investing in the Company’s common shares provides an opportunity to share in the future growth of the Company.  But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market.  Such activities put the personal gain of the employee or director in conflict with the best interests of the Company and its shareholders.  Although this policy does not mean that employees or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading in Company securities.  Speculating in Company securities is not part of the Company culture.

4.          Trading in Other Securities.  No employee or director may place a purchase or sale order, or otherwise engage in any action to take personal advantage of that information, or recommend that another person place a purchase or sale order, in the securities of another corporation if the employee or director learns in the course of his or her employment confidential information about the other corporation.  For example, it would be a violation of the securities laws if an employee or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell securities in that other company. Civil and criminal penalties and termination of employment or removal from our Board of Directors (the “Board of Directors”) may result from trading on inside information regarding the Company’s business partners. All Company employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

5.          Trading Blackout Period. To ensure compliance with this policy and applicable securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that the Window Group refrain from conducting transactions involving the purchase or sale of the Company’s securities during the blackout periods established below. Each of the following periods will constitute a “blackout period”:

The period commencing on the 16th day of the last month of a fiscal quarter and ending at the close of business on the second trading day following the date of public disclosure of the Company’s financial results for such fiscal quarter. If such public disclosure occurs after the markets close on a trading day, then the date of public disclosure shall not be considered the first trading day following the date of public disclosure.

In addition to the blackout periods described above, the Company may announce “special” blackout periods from time to time if, in the judgment of the Chief Executive Officer or the Company’s, there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory matters, litigation or a major corporate transaction. Depending on the circumstances, a “special” blackout period may apply to the Window Group or only to a specific group of within Window Group. The Company’s Chief Executive Officer will provide written notice to the Window Group subject to a “special” blackout period. Any person made aware of the existence of a “special” blackout period should not disclose the existence of the “special” blackout period to any other person. The failure of the Company to designate a person as being subject to a “special” blackout period will not relieve that person of the obligation not to trade while the person is aware of any material nonpublic information concerning the Company. As used in this policy, the term “blackout period” shall mean all periodic blackout periods and all “special” blackout periods announced by the Company.

The purpose behind the blackout period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a blackout period should not be considered a “safe harbor,” and all directors, officers and employees of the Company and other persons subject to this policy should use good judgment at all times. Even outside a blackout period, any person possessing material nonpublic information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two trading days after the date of announcement. Although the Company may from time to time impose “special” blackout periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

Transactions effected pursuant to a trading plan under SEC Rule 10b5-1 implemented in accordance with this Policy are not subject to blackout periods.

As used in this policy, the term “trading day” shall mean a day on which The Nasdaq Stock Market LLC or the primary quotation system or national securities exchange on which the Company’s common stock is then traded or listed is open for trading. As used in this policy, the term “business day” shall mean a day on which the SEC’s EDGAR system will receive and accept filings.

6.          Restrictions on the Window Group.  The Window Group consists of (i) directors and executive officers of the Company and their assistants and individuals with whom they share a household, (ii) the subset of employees in the financial reporting or business development group and (iii) such other persons as may be designated from time to time and informed of such status by an executive officer of the Company (a “Designated Officer”).  The Window Group is subject to the following restrictions on trading in Company securities:

●
trading is permitted from the start of the third trading day following an earnings release with respect to the preceding fiscal period until the first calendar day of the last month of the then current fiscal quarter (the “Window”), subject to the restrictions below;

●	all trades are subject to prior review and approval;

●	pre-clearance for all trades must be obtained from a Designated Officer;

●
no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior review by the Chief Executive Officer and a Designated Officer; provided that, if one of these individuals wishes to trade outside the Window, it shall be subject to prior review by the other; and

●	individuals in the Window Group are also subject to the general restrictions on all employees.

Note that at times the Chief Executive Officer or a Designated Officer may determine that no trades may occur even during the Window when clearance is requested.  No reasons may be provided and the closing of the Window itself may constitute material inside information that should not be communicated.

The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”).  However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of a Designated Officer, which will only be given during a Window period.

I.            Rule 10b5-1 Trading Plans.

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. This policy permits individuals to adopt SEC Rule 10b5-1 trading plans with brokers that outline a pre-set plan for transacting in the Company’s securities, including the exercise of equity awards.

As required by SEC Rule 10b5-1, a director, officer or other employee of the Company may implement, amend or terminate a trading plan under SEC Rule 10b5-1 only when the individual is not in possession of material nonpublic information and provided that such individual and trading plan comply with the provisions under Appendix I hereto. Any director, officer or other employee of the Company who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Company’s Chief Executive Officer at least four (4) days prior to the entry into the plan, and must also pre-clear any amendment to such plan and any termination of a plan in advance of its expiration date, with the Company’s Chief Executive Officer. Except as set forth above, no further pre-approval of transactions conducted pursuant to trading plan under SEC Rule 10b5-1 will be required. The terms of any trading plan under SEC Rule 10b5-1 adopted by an officer or director of the Company must be publicly disclosed by the Company in accordance with Item 408 of Regulation S-K promulgated by the SEC.

Establishing a trading plan under SEC Rule 10b5-1 does not exempt transactions from the short-swing profit provisions of Section 16 of the Exchange Act.

J.           Applicability of U.S. Securities Laws to International Transactions.

All employees of the Company and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies.  The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the U.S.  Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

III.	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

A.           Public Resales – Rule 144.

The U.S. Securities Act of 1933 (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available.  Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met.  These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Company employees and directors should not make a sale of Company securities in reliance on Rule 144 without obtaining the approval of the Chief Executive Officer, who may require the employee or director to obtain an outside legal opinion satisfactory to the Chief Executive Officer concluding that the proposed sale qualifies for the Rule 144 exemption.

1.          Holding Period.  Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale.  Restricted securities issued by a non-reporting company are subject to a one-year holding period.  The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act.  Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.          Current Public Information.  Current information about the Company must be publicly available before the sale can be made.  The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.  If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months.

3.          Volume Limitations.  The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred shares), together with all sales of securities of the same tranche sold for the account of the affiliate.  The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

4.          Manner of Sale.  Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5.          Notice of Sale.  An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.  See “Filing Requirements.”

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift.  Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B.          Private Resales.

Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not "bad actors" under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter's allotment.    Private resales must be reviewed in advance by a Designated Officer and may require the participation of outside counsel.

C.          Underwriter Lock-Up Agreements.

Our sponsor, Vendome Acquisition Sponsor I LLC and officers and directors of the Company have agreed to additional limitations, with respect to 90% of the Class B ordinary shares they hold, on their ability to transfer, pledge or convey any of the economic consequences of ownership of:

i.	any Company securities prior to the expiration of the 180-day lock-up period commencing on the effective date of the underwriting agreement, or

ii.
any founder shares until the earlier of (A) six months after the completion of an initial business combination or (B) subsequent to the initial business combination, (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, or (y) the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial business combination, the founder shares shall be automatically released from the aforementioned lock-up.

D.          Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Exchange Act.  Regulation M generally restricts the Company or any of its affiliates from buying Company shares, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place.  You should consult with a Designated Officer if you desire to make purchases of Company shares during any period that the Company is making conducting an offering or buying shares from the public. Similar considerations may apply during periods when the Company is conducting or has announced a tender offer.

E.          Disgorgement of Profits on Short-Swing Transactions – Section 16(b).

Section 16 of the 1934 Act applies to directors and officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities.  The section is intended to deter such persons (collectively referred to below as “insiders”) from misusing confidential information about their companies for personal trading gain.  Section 16(a) requires insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements,” below).  Section 16(b) requires insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below.  Section 16(c) effectively prohibits insiders from engaging in short sales (see “Prohibition of Short Sales,” below).

Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a shareholder acting on its behalf.  By law, the Company cannot waive or release any claim it may have under Section 16(b) or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section.  Good faith, therefore, is not a defense.  All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions and may be unrelated to the actual gain on the shares sold.  When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on.  The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.

The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations.  Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

The Section 16 rules are complicated and present ample opportunity for inadvertent error.  To avoid unnecessary costs and potential embarrassment for insiders and the Company, officers and directors are strongly urged to consult with a Designated Officer prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).

Because insiders regularly possess material nonpublic information about the Company, and in light of the reporting requirements to which insiders are subject under Section 16 of the Exchange Act, insiders are subject to additional restrictions, including, but not limited to, pre-clearance of trades, set forth in Appendix II hereto.

F.           Prohibition of Short Sales.

Under Section 16(c), insiders are prohibited from effecting “short sales” of the Company’s equity securities, including a “sale against the box.”.  A “short sale” is one involving securities that the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale.  Wholly apart from Section 16(c), the Company prohibits directors and employees from selling the Company’s securities short.  This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its shareholders.

G.          Filing Requirements.

1.          Form 3, 4 and 5.  Under Section 16(a) of the 1934 Act, insiders must file with the SEC public reports disclosing their holdings of and transactions involving, the Company’s equity securities.  An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he became an insider.  Even if no securities were owned on that date, the insider must file a report.  Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4, including any bona fide gifts of equity securities, and filed by the end of the second business day following the date of the transaction.  Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year.  The fact that an insider’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.

All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported.  Thus, transactions such as gifts ordinarily are reportable.  Moreover, an officer or director who has ceased to be an officer or director must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider.

The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others.  An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others.  An insider is considered the indirect owner of any securities from which he or she obtains benefits substantially equivalent to those of ownership.  Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting.  Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same household.  But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis.  The reports must be received at the SEC by the filing deadline.  There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements.  In addition, the Company is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance.  Accordingly, all directors and officers must notify a Designated Officer prior to any transactions or changes in their or their family members’ beneficial ownership involving Company shares and are strongly encouraged to avail themselves of the assistance available from a Designated Officer’s office or the Company’s counsel in satisfying the reporting requirements.

2.          Schedule 13D and 13G.  Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act.  The threshold for reporting is met if the shares owned, when coupled with the number of shares subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached.  If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of shares beneficially owned, an amendment disclosing the change must be filed promptly.  A decrease in beneficial ownership to less than five percent is per se material and must be reported. Schedule 13G reporting, which is more limited and subject to fewer updating requirements than 13D, is generally available for equity securities acquired before the Company's IPO.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar year in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) or 13G if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities).  As is true under Section 16(a) of the Securities Exchange Act of 1934, a person filing a Schedule 13D may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

3.          Form 144.  As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

IV.	MISCELLANEOUS

A.          Violations of Insider Trading Laws or this Policy.

1.          Liability for Insider Trading. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be subject to an SEC civil investigation, cease-and-desist order or other administrative action, and incur federal and state law penalties and sanctions, including, but not limited to: (1) jail sentences; (2) criminal fines; (3) civil penalties; (4) SEC civil enforcement injunctions; (5) administrative sanctions; and (6) a permanent bar from serving as an officer or director of a public company.

There is no de minimis exception to the rule against insider trading. Use of inside information to gain personal benefit is as illegal with respect to one share of stock as it is with respect to a large number of shares.

2.          Any employee, officer or director of the Company who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped material nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC and the national securities exchanges use sophisticated electronic surveillance techniques to assess and uncover insider trading.

3.          Control Persons. The Company and/or the supervisors of the person violating the rules, if they fail to take appropriate steps to prevent insider trading, may in certain circumstances be subject to major civil or criminal penalties.

4.          Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause, and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

B.          Amendments.

The Company may change the terms of this policy, from time to time, and reserves the right to amend, supplement or discontinue this policy and the matters addressed herein, without prior notice, at any time. The Company anticipates that modifications to this policy will be necessary from time to time, as the Company’s needs and circumstances evolve and to respond to developments in law and practice, and will take steps to inform all affected persons of any material changes. The Nominating and Corporate Governance Committee of the Board of Directors will be responsible for monitoring and recommending any modification to this policy, if necessary or advisable, to the Board of Directors.

APPENDIX I

Rule 10b5-1 Plan Guidelines

Any officer, director or other employee of the Company (a “participant”) adopting a trading plan (the “Plan”) under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each such Plan must meet the following requirements.

1.	The Plan must be a written plan or binding agreement entered into with a national brokerage firm or other financial professional reasonably acceptable to the Company.

2.	The Plan must clearly state that both the Plan participant and the brokerage firm intend that all transactions will comply with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”).

3.
The Plan must include a representation by the participant to the Company at the time of adoption or modification of the Plan that (i) the participant is not aware of any material nonpublic information about the Company or Company securities, and (ii) the participant is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

4.
The participant is solely responsible for determining Plan compliance with Rule 10b5-1 and other applicable laws and regulations.  Pre-clearance of the Plan by the Company should not be characterized or understood to signify consent, approval or a legal opinion as to the Plan’s effectiveness or the participant’s compliance with Rule 10b5-1. None of the Company, the Company’s Chief Executive Officer or any of the Company’s officers, employees or other representatives shall be deemed, solely by their authorization of a Plan on behalf of the Company, to have assumed any liability or responsibility to the participant or any other party if such Plan fails to comply with Rule 10b5-1.

5.
The Plan must (i) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (ii) include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold. In any case, the Plan must prohibit the participant and any other person who possesses material nonpublic information concerning the Company from exercising any subsequent influence over how, when or whether to effectuate purchases or sales.

6.	The Plan must be adopted while the Company is not in a blackout period.

7.
For Plan participants that are officers and directors, no transaction may take place under the Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Plan, or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (or the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Plan was adopted or modified (as specified in Rule 10b5-1), in all cases not to exceed 120 days after adoption or modification of the Plan.

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8.	For Plan participants other than officers and directors, no transaction may take place under the Plan until 30 days following the adoption or modification (as specified in Rule 10b5‑1) of the Plan.

9.	Subject to certain limited exceptions specified in Rule 10b5-1, Plan participants may not have more than one Plan outstanding at the same time.

10.	The Plan participant may not be at the time of entering into the Plan, and may not during the term of the Plan become, a party to a corresponding or hedging transaction involving Company securities.

11.
The Plan participant must cooperate with the Company’s decisions regarding public disclosure of the Plan.  If the Plan participant is a director or officer, the Plan participant (i) acknowledges that the Company and such director or officer must make certain disclosures in SEC filings concerning the Plan, and (ii) must promptly provide any information requested by the Company regarding the Plan (including any amendment or termination thereof) for the purpose of providing the required disclosures or any other disclosures that the Company deems to be required or appropriate under the circumstances.

12.	Although modifications to the Plan are not prohibited, the Plan should be adopted with the intention that it will not be amended, modified or terminated prior to its expiration.

13.
The Plan must provide for multiple transactions (as opposed to a single transaction); provided that Plan participants may, subject to certain limited exceptions specified in Rule 10b5-1, adopt one Plan that provides for a single transaction in any consecutive 12‑month period.

14.
The Plan must provide for same-day confirmation (by e-mail) by the financial institution to one or more individuals specified by the Company of each transaction made under the Plan, and of any proposed modification, amendment or termination of the Plan.

15.
If required with respect to a transaction under the Plan, an SEC Form 144 will be filled out and filed by the participant or the participant’s brokerage firm in accordance with the existing rules regarding Form 144 filings.  For directors and officers, Form 4s should be filed timely with respect to transactions under the Plan.  A similar footnote should be included in the Form 4 as outlined above.

16.
The Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

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APPENDIX II

Special Restrictions on Transactions in Company Securities
by Section 16 Insiders

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in our securities by Section 16 insiders.  Section 16 insiders are responsible for ensuring compliance with this Appendix II, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control.  Section 16 insiders should provide each of these persons or entities with a copy of this policy.

I.
Trade Pre-Clearance Required.  As part of this policy, all purchases and sales of equity securities of the Company by Section 16 insiders, other than transactions that are not subject to the policy or transactions pursuant to a Rule 10b5-1 trading plan authorized by the Company’s Chief Executive Officer, must be pre-cleared by the Company’s Chief Executive Officer. This requirement is intended to prevent inadvertent policy violations, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting by Section 16 insiders and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted via email to the Company’s Chief Executive Officer at least two (2) business days in advance of each proposed transaction.  If the Section 16 insider does not receive a response from the Company’s Chief Executive Officer within twenty four (24) hours, the Section 16 insider must follow up to ensure that the message was received.  Each Section 16 insider request for pre-clearance should include the nature of the proposed transaction and the expected date of the transaction.  In addition, each request by a Section 16 insider for pre-clearance should also include the following information:

i.	Number of shares involved.

ii.	If the transaction involves a stock option exercise, the specific option to be exercised.

iii.	Contact information for the broker who will execute the transaction.

Once the proposed transaction is pre-cleared, the Section 16 insider may proceed with it on the approved terms, provided that they comply with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade.

Neither the Company nor the Company’s Chief Executive Officer (a) will have any liability for any delay in reviewing, or refusal of, a pre-clearance request, or (b) assumes any liability for the legality or consequences of any transaction that is the subject of a pre-clearance request to the party requesting such pre-clearance.

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Pre-Clearance of Rule 10b5-1 Plans Required.  Pre-clearance is required for the establishment of a Rule 10b5-1 trading plan at least four (4) full trading days prior to entry into, modification of or termination of the plan.  However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan.  All Section 16 insiders must immediately report the results of transactions effected under a trading plan to the Company’s Chief Executive Officer since they will be reportable on Form 4 within two (2) business days following the execution of the trade, subject to an extension of not more than two (2) additional business days where the Section 16 insider is not immediately aware of the execution of the trade.  Notwithstanding the foregoing, any transactions by the Company’s Chief Executive Officer, or a delegee of the Company’s Chief Executive Officer under this policy, shall be subject to pre-clearance by the Board of Directors. Pre-clearance of a plan by the Company should not be characterized or understood to signify consent, approval or a legal opinion as to the plan’s effectiveness or the participant’s compliance with Rule 10b5-1.

Hardship Exemptions.  The Company’s Chief Executive Officer may, on a case-by-case basis, authorize a transaction in the Company securities during a regular, quarterly blackout period (but in no event during a special blackout period) due to financial or other hardship.  Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship.  The Section 16 insider requesting the hardship exemption must also certify to the Company’s Chief Executive Officer within two (2) business days prior to the date of the proposed trade that they are not in possession of material nonpublic information concerning the Company.  The existence of the foregoing procedure does not in any way obligate the Company’s Chief Executive Officer to approve any hardship exemption requested by a Section 16 insider.

Brokers.  All Section 16 insiders must ensure that their broker does not execute any transaction for the Section 16 insider (other than under a previously authorized Rule 10b5-1 trading plan) until the broker has verified with the Company’s Chief Executive Officer that the transaction has been pre-cleared.

Reporting of Transactions Required.  To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 insiders are required to, on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Section 16 insider is advised of the terms of the transaction, (a) report the details of each transaction to the Company’s Chief Executive Officer, and (b) arrange with persons whose trades must be reported by the Section 16 insider under Section 16 of the Exchange Act (such as immediate family members living in the Section 16 insider’s household) to immediately report directly to the Company and to the Section 16 insider the following transaction details:

iv.	Transaction date (trade date),

v.	Number of shares involved,

vi.	Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees),

vii.	For stock option exercises, the specific option exercised,

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viii.	Contact information for the broker who executed the transaction, and

ix.	Specific representation that the Section 16 insider is not in possession of material non-public information.

The transaction details must be reported to the Company’s Chief Executive Officer, with copies to the Company personnel who will assist the Section 16 insider in preparing their Form 4.

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